                                                                    EXHIBIT 99.2

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

      On June 17, 2004, LSG Acquisition Corporation, a wholly owned subsidiary of Atmos Energy Corporation (referred to in this report, with its subsidiaries, as Atmos or we, us, the company or a similar word), entered into a definitive agreement with TXU Gas Company to acquire the natural gas distribution and pipeline operations of TXU Gas. The TXU Gas operations we are acquiring are regulated businesses engaged in the purchase, transmission, distribution and sale of natural gas in the north-central, eastern and western parts of Texas. In this report, we refer to TXU Gas Company as TXU Gas and to the acquisition of these operations as the TXU Gas acquisition.

      The purchase price, excluding transaction costs, for the acquisition is $1.925 billion, which is payable in cash. The price is subject to adjustment if at the time of closing the working capital of TXU Gas is less or more than approximately $121 million. The price is also subject to increase by the amount of any capital expenditures made by TXU Gas prior to closing that exceed its budgeted amounts. We are not assuming any indebtedness in the transaction. TXU Gas has agreed to repay or redeem all of its existing indebtedness and its preferred stock and to retain or pay certain other liabilities under the terms of the acquisition agreement.

      We have received a commitment from Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Capital Corporation to provide a senior unsecured credit facility in the amount of up to $1.925 billion to finance, or backstop the issuance of commercial paper to finance, this acquisition. We refer to this credit facility as the bridge financing facility. The terms of the facility provide that the amount of the bridge financing facility will be reduced to the extent we obtain acquisition financing prior to the closing of the acquisition. In July 2004, we sold 9,939,393 shares of our common stock, which generated net proceeds of approximately $235.8 million that will be used to reduce the amount we intend to borrow under the bridge financing facility. We refer to this offering of our common stock as the July 2004 Offering.

     The following unaudited pro forma combined financial statements are based on our historical consolidated financial statements and TXU Gas's historical financial statements, which are included in this current report on Form 8-K and our current report on Form 8-K filed on July 7, 2004, adjusted to give effect to the TXU Gas acquisition, the receipt of approximately $235.8 million in net proceeds from the July 2004 Offering and the proposed bridge financing for the TXU Gas acquisition. The unaudited pro forma combined statements of income for the nine months ended June 30, 2004 and for the twelve months ended September 30, 2003 give effect to the TXU Gas acquisition, the July 2004 Offering and the bridge financing for the acquisition as if each had occurred on October 1, 2002. The unaudited pro forma combined balance sheet as of June 30, 2004 gives effect to the TXU Gas acquisition, the July 2004 Offering and the bridge financing for the TXU Gas acquisition, as if each had occurred on June 30, 2004. The unaudited pro forma combined financial information does not give effect to the anticipated refinancing of the bridge financing facility with long-term debt and additional common equity financings.

     The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions we believe are reasonable but are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma information. The unaudited pro forma combined financial statements do not purport to represent what our results of operations or financial position would actually have been had the TXU Gas acquisition, the July 2004 Offering and the bridge financing for the TXU Gas acquisition occurred on such dates or to project our results of operations or financial position for any future date or period. The unaudited pro forma combined financial statements include adjustments that reflect our preliminary estimates of the allocation of the purchase price to the acquired assets and assumed liabilities of TXU Gas. The preliminary purchase price allocation is subject to change as more detailed analyses are completed and additional information related to the fair values of TXU Gas's assets and liabilities assumed in the TXU Gas acquisition become available. Final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein. The unaudited pro forma combined financial statements also reflect the receipt of the net proceeds from the July 2004 Offering, the incurrence of the indebtedness under the bridge financing facility and related fees and expenses. The unaudited pro forma combined financial statements do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined entities nor any expense associated with achieving these benefits. The pro forma combined financial statements also do not give any effect to the interest income that may be derived from investing the proceeds of the July 2004 Offering in short-term cash equivalent investments between the closing of the July 2004 Offering and the closing of the TXU Gas acquisition. Further, the pro forma adjustments eliminate the income statement effects pertaining to the disallowance of certain assets and liabilities in TXU Gas's rate case on May 25, 2004. The decision in the rate case was available and considered by us as we finalized our offer for the operations of TXU Gas and, thus, directly related to the TXU Gas acquisition.

     The historical financial statements of TXU Gas are based on TXU Gas's historical financial statements as filed with the SEC. To prepare the unaudited pro forma combined statement of income for the year ended September 30, 2003, we used our consolidated statement of income for the twelve months ended September 30, 2003 and TXU Gas's statement of income for the twelve months ended December 31, 2003. To prepare the unaudited pro forma combined statement of income for the nine months ended June 30, 2004 we used our consolidated statement of income for the nine months ended June 30, 2004 and derived TXU Gas's statement of income for the nine months ended June 30, 2004 using TXU Gas's unaudited statement of income for the six months ended June 30, 2004, which is included in this current report on Form 8-K and its audited statement of income for the twelve months ended December 31, 2003, which is included in our current report on Form 8-K filed with the SEC on July 7, 2004 as well as TXU Gas's unaudited statement of income for the nine months ended September 30, 2003, which we have not filed with the SEC.

     You should read the following unaudited pro forma combined financial information in conjunction with our audited and unaudited consolidated financial statements and related notes, which are included in our annual report on Form 10-K for the year ended September 30, 2003 and our quarterly report on Form 10-Q for the quarterly period ended June 30, 2004 filed with the SEC. TXU Gas's audited and unaudited financial statements and related notes are included in our current report on Form 8-K filed with the SEC on July 7, 2004 and in this current report on Form 8-K.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               AS OF JUNE 30, 2004

                                      HISTORICAL       HISTORICAL        PRO FORMA
                                         ATMOS           TXU GAS         ADJUSTMENTS            PRO FORMA
                                         -----           -------         -----------            ---------
                                                                   (IN THOUSANDS)
ASSETS
Property, plant and equipment ...     $ 2,588,059      $ 2,008,888      $  (147,629)(a)(b)     $ 4,449,318
Less accumulated depreciation and
  amortization ..................         903,313          384,619             (884)(a)(b)       1,287,048
                                      -----------      -----------      -----------            -----------
  Net property, plant and
     equipment ..................       1,684,746        1,624,269         (146,745)             3,162,270
Current assets
  Cash and cash equivalents .....         126,895            8,001           (8,001)(a)            126,895
  Accounts receivable, net ......         243,719           28,751           41,760 (a)            314,230
  Gas stored underground ........          90,141          129,528               --                219,669
  Other current assets ..........          18,710           56,071          (33,241)(a)(c)          41,540
                                      -----------      -----------      -----------            -----------
     Total current assets .......         479,465          222,351              518                702,334
Goodwill and intangible assets ..         275,844          299,768          139,440 (b)            715,052
Deferred charges and other assets         240,477           52,236          (11,704)(a)(d)         281,009
                                      -----------      -----------      -----------            -----------
                                      $ 2,680,532      $ 2,198,624      $   (18,491)           $ 4,860,665
                                      ===========      ===========      ===========            ===========
CAPITALIZATION AND LIABILITIES
Shareholders' equity

  Preferred stock ...............     $        --      $    75,000      $   (75,000)(a)        $        --
  Common stock ..................             263                4               46 (b)(c)             313
  Additional paid-in capital ....         762,464          815,521         (579,811)(b)(c)         998,174
  Retained earnings .............         167,535         (135,173)         135,173 (b)            167,535
  Accumulated other comprehensive
     income (loss) ..............          (3,416)          (3,899)           3,899 (b)             (3,416)
                                      -----------      -----------      -----------            -----------
     Shareholders' equity .......         926,846          751,453         (515,693)             1,162,606
Long-term debt ..................         863,266          280,077         (280,077)(a)            863,266
                                      -----------      -----------      -----------            -----------
     Total capitalization .......       1,790,112        1,031,530         (795,770)             2,025,872
Current liabilities
  Accounts payable and accrued
     liabilities ................         201,123           89,273          (54,469)(a)            235,927
  Other current liabilities .....         210,759          129,588          (88,843)(a)            251,504
  Short-term debt ...............              --          300,000        1,398,469 (a)(c)       1,698,469
  Current maturities of long-term
     debt .......................           5,918          150,000         (150,000)(a)              5,918
                                      -----------      -----------      -----------            -----------
     Total current liabilities ..         417,800          668,861        1,105,157              2,191,818
Deferred income taxes ...........         227,899           29,722          (29,722)(b)            227,899
Regulatory cost of removal
  obligation ....................         105,059          134,661               --                239,720
Deferred credits and other
  liabilities ...................         139,662          333,850         (298,156)(a)(d)         175,356
                                      -----------      -----------      -----------            -----------
                                      $ 2,680,532      $ 2,198,624      $   (18,491)           $ 4,860,665
                                      ===========      ===========      ===========            ===========

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                     FOR THE NINE MONTHS ENDED JUNE 30, 2004

                                                      HISTORICAL        HISTORICAL        PRO FORMA
                                                         ATMOS            TXU GAS         ADJUSTMENTS                 PRO FORMA
                                                         -----            -------         -----------                 ---------
                                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues
  Utility segment...............................     $  1,425,022    $   1,075,050      $      (6,054)(e)          $  2,494,018
  Natural gas marketing segment.................        1,255,386               --                 --                 1,255,386
  Other nonutility segment......................           20,492               --                 --                    20,492
  Intersegment eliminations.....................         (273,741)              --                 --                  (273,741)
                                                     ------------    -------------      -------------              ------------
                                                        2,427,159        1,075,050             (6,054)                3,496,155
Purchased gas cost
  Utility segment...............................        1,003,977          633,529                 --                 1,637,506
  Natural gas marketing segment.................        1,214,395               --                 --                 1,214,395
  Other nonutility segment......................            9,158               --                 --                     9,158
  Intersegment eliminations.....................         (273,042)              --                 --                  (273,042)
                                                     ------------    -------------      -------------              ------------
                                                        1,954,488          633,529                 --                 2,588,017
                                                     ------------    -------------      -------------              ------------
Gross profit....................................          472,671          441,521             (6,054)                  908,138
Operating expenses
  Operation and maintenance.....................          166,476          280,548            (87,442)(e)(f)            359,582
  Depreciation and amortization.................           69,879           56,988             (5,739)(e)(f)(g)         121,128
  Taxes, other than income......................           45,901           78,962                 10 (e)               124,873
                                                     ------------    -------------      -------------              ------------
     Total operating expenses...................          282,256          416,498            (93,171)                  605,583
                                                     ------------    -------------      -------------              ------------
Operating income................................          190,415           25,023             87,117                   302,555
Miscellaneous income (expense)..................            7,850         (120,306)           123,317 (e)(f)             10,861
Interest charges................................           49,506           26,086             18,503 (e)(f)             94,095
                                                     ------------    -------------      -------------              ------------
Income (loss) before income taxes...............          148,759         (121,369)           191,931                   219,321
Income tax expense..............................           56,148          (15,654)            42,469 (i)                82,963
                                                     ------------    -------------      -------------              ------------
Net income (loss)...............................     $     92,611    $    (105,715)     $     149,462              $    136,358
                                                     ============    =============      =============              ============
Per share data..................................
  Basic income per share........................     $       1.79                                                  $       2.21
                                                     ============                                                  ============
  Diluted income per share......................     $       1.78                                                  $       2.20
                                                     ============                                                  ============
Weighted average shares outstanding:
  Basic.........................................           51,788                               9,939                    61,727
                                                     ============                                                  ============
  Diluted.......................................           52,166                               9,939                    62,105
                                                     ============                                                  ============

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2003

                                                      HISTORICAL     HISTORICAL      PRO FORMA
                                                         ATMOS         TXU GAS      ADJUSTMENTS              PRO FORMA
                                                         -----         -------      -----------              ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues
  Utility segment...............................     $ 1,554,082    $ 1,344,106     $  (17,729)(e)         $  2,880,459
  Natural gas marketing segment.................       1,668,493            --             --                 1,668,493
  Other nonutility segment......................          21,630            --             --                    21,630
  Intersegment eliminations.....................        (444,289)           --             --                  (444,289)
                                                     -----------    -----------     ----------             ------------
                                                       2,799,916      1,344,106        (17,729)               4,126,293
Purchased gas cost
  Utility segment...............................       1,062,679        790,542            --                 1,853,221
  Natural gas marketing segment.................       1,644,328            --             --                 1,644,328
  Other nonutility segment......................           1,540            --             --                     1,540
  Intersegment eliminations.....................        (443,607)           --             --                  (443,607)
                                                     -----------    -----------     ----------             ------------
                                                       2,264,940        790,542            --                 3,055,482
                                                     -----------    -----------     ----------             ------------
Gross profit....................................         534,976        553,564        (17,729)               1,070,811
Operating expenses
  Operation and maintenance.....................         205,090        287,811        (36,554)(e)(f)           456,347
  Depreciation and amortization.................          87,001         74,054         (8,253)(e)(f)(g)        152,802
  Taxes, other than income......................          55,045         91,414          1,138 (e)              147,597
                                                     -----------    -----------     ----------             ------------
     Total operating expenses...................         347,136        453,279        (43,669)                 756,746
                                                     -----------    -----------     ----------             ------------
Operating income................................         187,840        100,285         25,940                  314,065
Miscellaneous income............................           2,191          3,658         (4,361)(e)                1,488
Interest charges................................          63,660         40,862         18,585 (e)(h)           123,107
                                                     -----------    -----------     ----------             ------------
Income before income taxes......................         126,371         63,081          2,994                  192,446
Income tax expense..............................          46,910         19,287          5,822 (i)               72,019
                                                     -----------    -----------     ------------           ------------
Net income (loss)...............................     $    79,461    $    43,794     $   (2,828)            $    120,427
                                                     ===========    ===========     ==========             ============
Per share data
  Basic income per share........................     $      1.72                                           $       2.14
                                                     ===========                                           ============
  Diluted income per share......................     $      1.71                                           $       2.13
                                                     ===========                                           ============
Weighted average shares outstanding:
  Basic.........................................          46,319                         9,939                   56,258
                                                     ===========                                           ============
  Diluted.......................................          46,496                         9,939                   56,435
                                                     ===========                                           ============

The accompanying notes are an integral part of the unaudited pro forma combined financial statements.

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

      The unaudited pro forma combined financial statements give effect to the TXU Gas acquisition and the proposed financing for this acquisition, including the July 2004 Offering (described below) and the bridge financing facility.

      The cash purchase price to be paid to TXU Gas for the assets to be acquired is $1.925 billion. For purposes of the unaudited combined pro forma financial statements, we have assumed that the purchase price will not be adjusted on account of any working capital or capital expenditures adjustments as provided for in the acquisition agreement. We expect to incur $7.5 million in related transaction costs for a total purchase price of $1.933 billion. To finance the TXU Gas acquisition, we will use the proceeds of our July 2004 Offering and the bridge financing facility.

      The unaudited combined pro forma financial statements give effect to the July 2004 Offering, our sale in July 2004 of 9,939,393 shares of our common stock at a price of $24.75 per share resulting in net proceeds of approximately $235.8 million, after deducting $10.2 million in underwriting discount and commissions and estimated fees and expenses related to the July 2004 Offering.

      The bridge financing facility will either serve as a backup liquidity facility for our commercial paper or as a loan facility, in either case in an amount sufficient to finance the remainder of the purchase price. The term of the bridge financing facility is 364 days from the date that the TXU Gas acquisition closes. We will pay a commitment fee on unused amounts under the bridge financing facility that is based on our credit rating. We estimate that this fee will be 0.15% per year. If we use the bridge financing facility to backstop our commercial paper, we will also pay floating interest rates on our commercial paper that will be determined by our credit ratings, investor demand and then current market conditions. We anticipate that these interest rates would be lower than the rate we would pay if we use the bridge financing facility as a loan facility. Therefore, for purposes of these unaudited pro forma combined financial statements, we assume that we will use the bridge financing facility as a loan facility. In that event, we would pay a floating interest rate based on LIBOR plus a margin and a utilization fee that are each based on our credit rating. We estimate that the effective interest rate will be 3.5% per year, including amortization of deferred financing costs and other fees. Depending on the capital markets and other factors, we expect to refinance the bridge financing facility with long-term debt and additional common equity financings prior to the maturity of the bridge financing facility. The unaudited pro forma combined financial statements only give effect to the bridge financing facility and the July 2004 Offering and do not give effect to any commercial paper issuance or any subsequent debt and common equity issuance to refinance the bridge financing facility, as the terms of those issuances cannot be reasonably estimated at this time. Further, the unaudited pro forma combined financial statements do not give effect to any short-term interest income earned on the proceeds of the July 2004 Offering between the closing of the July 2004 Offering and the closing of the TXU Gas acquisition.

      The TXU Gas acquisition will be accounted for as an asset purchase with Atmos acquiring substantially all of the assets of TXU Gas. For more information on the assets and liabilities of TXU Gas that will not be acquired, see Note 2 - Pro Forma Adjustments.

      The unaudited pro forma combined balance sheet assumes our July 2004 Offering, the TXU Gas acquisition and the bridge financing facility all closed on June 30, 2004. The unaudited pro forma combined statements of income assume the July 2004 Offering, the TXU Gas acquisition and the bridge financing facility all closed on October 1, 2002, the first day of our 2003 fiscal year. The historical amounts used as the basis for the unaudited pro forma combined financial statements have been derived from the historical financial statements as follows:

      - Unaudited pro forma combined balance sheet. Both the Atmos and TXU Gas historical amounts are derived from the respective company's unaudited balance sheets as of June 30, 2004. The TXU Gas unaudited balance sheet as of June 30, 2004, is included in this current report on Form 8-K.

      - Unaudited pro forma combined statements of income. The Atmos historical amounts are derived from our audited income statement for the year ended September 30, 2003 and our unaudited income statement for the nine months ended June 30, 2004.

            As TXU Gas uses a calendar year end and Atmos uses a September 30 fiscal year end, for purposes of the unaudited pro forma combined statement of income for the twelve months ended September 30, 2003, TXU Gas's audited income statement for the twelve months ended December 31, 2003 has been used.

            For purposes of the unaudited pro forma combined statement of income for the nine months ended June 30, 2004, TXU Gas's actual nine months ended June 30, 2004 have been used. The historical amounts for TXU Gas for the nine months ended June 30, 2004 are derived by subtracting the corresponding amounts in TXU Gas's unaudited income statement for the nine months ended September 30, 2003 from the corresponding amounts in TXU Gas's audited income statement for the twelve months ended December 31, 2003 and then adding the corresponding amounts in TXU Gas's unaudited income statement for the six months ended June 30, 2004. TXU Gas's audited income statement for the twelve months ended December 31, 2003 is included in our current report on Form 8-K filed with the SEC on July 7, 2004 and its unaudited income statement for the six months ended June 30, 2004 is included in this current report on Form 8-K. TXU Gas's income statement for the nine months ended September 30, 2003 has not been filed with the SEC by Atmos Energy Corporation.

            The following table illustrates how the historical amounts for TXU Gas for the nine months ended June 30, 2004 were derived:

                                                        (A)                (B)               (C)        (A) - (B) + (C)
                                                   TWELVE MONTHS       NINE MONTHS       SIX MONTHS       NINE MONTHS
                                                       ENDED              ENDED             ENDED            ENDED
                                                   DECEMBER 31,       SEPTEMBER 30,       JUNE 30,         JUNE 30,
                                                       2003               2003              2004             2004
                                                       ----               ----              ----             ----
                                                                             (IN THOUSANDS)
         Operating revenues...................    $     1,344,106     $    993,339      $    724,283     $  1,075,050
         Purchased gas cost...................            790,542          584,674           427,661          633,529
                                                  ---------------     ------------      ------------     ------------
           Gross profit.......................            553,564          408,665           296,622          441,521
         Operating expenses
           Operation and maintenance..........            287,811          212,785           205,522          280,548
           Depreciation and amortization......             74,054           55,264            38,198           56,988
           Taxes, other than income...........             91,414           73,893            61,441           78,962
                                                  ---------------     ------------      ------------     ------------
              Total operating expenses........            453,279          341,942           305,161          416,498
                                                  ---------------     ------------      ------------     ------------
         Operating income (loss)..............            100,285           66,723            (8,539)          25,023
         Miscellaneous income (expense).......              3,658            2,735          (121,229)        (120,306)
         Interest charges.....................             40,862           30,960            16,184           26,086
                                                  ---------------     ------------      ------------     ------------
         Income before income taxes...........             63,081           38,498          (145,952)        (121,369)
         Income tax expense (benefit).........             19,287           12,367           (22,574)         (15,654)
                                                  ---------------     ------------      -------------    -------------
         Net income...........................    $        43,794     $     26,131      $   (123,378)    $   (105,715)
                                                  ===============     ============      =============    =============

      The unaudited pro forma combined income statement for the twelve months ended September 30, 2003 excludes the cumulative effect of an accounting change which was recognized by Atmos for the adoption of EITF Consensus 02-03 in 2003, which resulted in a charge of $7.8 million, net of tax. Further, the unaudited pro forma combined income statements exclude a charge of $2.8 million, net of tax, for a discontinued operation that was recognized by TXU Gas in the fourth quarter of calendar 2003. As previously discussed, due to the differing year ends used to prepare the unaudited pro forma combined statements of income, TXU Gas's fourth quarter of calendar 2003 is reflected in the unaudited pro forma combined income statements for both the twelve months ended September 30, 2003 and the nine months ended June 30, 2004.

2. PRO FORMA ADJUSTMENTS

      The respective pro forma adjustments are explained below beside the corresponding footnote.

      (a) Adjusts the historical balance sheet of TXU Gas for the assets and liabilities Atmos will not acquire. We are acquiring substantially all the assets of TXU Gas. However, TXU Gas is retaining its utility asset management services subsidiary, its cash position, certain vehicles and other insignificant assets and operations. Further, we are not assuming any of TXU Gas's debt, preferred stock, employee benefit liabilities, intercompany assets or liabilities and other insignificant liabilities.

      Although we are not assuming the existing employee benefit liabilities or plans of TXU Gas, we have agreed to give the TXU Gas employees credit for years of TXU Gas service for specified purposes under our benefit plans, except for eligibility and benefit accruals for retiree medical benefits. We are discussing with TXU Gas whether it will transfer to us sufficient plan assets to permit us to agree to provide these past service credits for retiree medical benefits. We have not given effect to these retiree medical benefits in this pro forma financial information. With respect to the remaining employee benefit costs, we believe the historical benefit costs recognized by TXU Gas will approximate our benefit costs, and no pro forma adjustment has been recognized for the transition of these employees to the Atmos benefit plans.

      TXU Gas's accounts receivable at June 30, 2004 had $41.8 million of intercompany payables netted against its third party receivables as a result of its intercompany securitization program. This adjustment reflects the elimination of that intercompany payable as well as the elimination of TXU Gas's intercompany long-term debt.

      The following is a summary of the assets and liabilities to be retained by TXU Gas: (in thousands)

                   Cash...............................................            $     8,001
                   Accounts receivable................................                (41,760)
                   Other current assets...............................                 13,535
                   Other non-current assets...........................                 47,922
                   Preferred stock....................................                (75,000)
                   Long-term debt (including current maturities)                     (430,077)
                   Short-term debt....................................               (300,000)
                   Accounts payable and accrued liabilities...........                (54,469)
                   Other current liabilities..........................                (88,843)
                   Deferred credits and other liabilities.............               (334,374)
                                                                                  -----------
                        Total.........................................            $(1,255,065)
                                                                                  ===========

      (b) The purchase price for the acquired assets and assumed liabilities has been allocated as follows: (in thousands)

                   Cash purchase price................................     $ 1,925,000
                   Transaction costs and expenses.....................           7,540
                                                                           -----------
                        Total purchase price..........................     $ 1,932,540
                                                                           ===========

                   Net property, plant and equipment..................     $ 1,477,524
                   Accounts receivable................................          70,511
                   Gas stored underground.............................         129,528
                   Other current assets...............................          21,141
                   Goodwill and intangible assets.....................         439,208
                   Deferred charges and other assets..................          40,532
                   Accounts payable and accrued liabilities...........         (34,804)
                   Other current liabilities..........................         (40,745)
                   Regulatory cost of removal obligation..............        (134,661)
                   Deferred credits and other liabilities.............         (35,694)
                                                                           -----------
                        Total.........................................     $ 1,932,540
                                                                           ===========

      This adjustment also reverses TXU Gas's remaining equity ($1.9 billion) after adjustment for the retained assets and liabilities and its current and deferred income taxes ($146.7 million) and goodwill ($299.8 million). As an asset purchase, our initial basis in the acquired assets and liabilities will be the same for both book and tax purposes. Thus, there are no deferred taxes related to the TXU Gas acquisition.

      The sale of TXU Gas's assets was held through a competitive bid process. We believe the resulting goodwill is recoverable given the expected synergies we can achieve as a result of the TXU Gas acquisition. To that end, the TXU Gas acquisition significantly expands our existing utility operations in Texas. The North Texas operations of TXU Gas bridge our geographic operations between our existing utility operations in West Texas and Louisiana. TXU Gas's headquarters and service area are centered in Dallas, Texas, which is also the location of our corporate headquarters. Further, the addition of the regulated pipelines in North Texas may create additional gas marketing and other opportunities for our non-regulated subsidiaries, which include gas marketing and storage operations. We believe we will take several years to realize these synergies. Further, for the initial year of the integration, we have entered into agreements with TXU Gas and other affiliates of TXU Gas to provide transition services at cost. Thus, for the initial year of the transition, we do not expect significant changes to the acquired operations' cost structure, and no pro forma adjustment has been recognized for any synergies, economies of scale and cost savings we may achieve.

      The amount allocated to property, plant and equipment represents our estimate of the fair value of the assets acquired. We have based that estimate on the amount we believe will ultimately be approved as rate base for rate setting purposes.

      (c) Reflects the receipt of the proceeds of $235.8 million from our July 2004 Offering, net of $10.2 million in underwriting discount and commissions and estimated fees and expenses related to the July 2004 Offering, our receipt of the proceeds from the bridge financing facility of $1.7 billion and additional short-term debt borrowings of $9.2 million we expect to incur to pay estimated costs and expenses associated with the TXU Gas acquisition. For purposes of the combined pro forma financial statements, we have assumed we will draw on the bridge financing facility and not finance any portion of the purchase price with the issuance of commercial paper. We expect to incur $1.7 million in deferred financing costs related to the bridge financing facility.

      (d) Reflects the reclassification of $36.2 million of regulatory assets from deferred credits and other liabilities to deferred charges and other assets to conform TXU Gas's presentation with our presentation.

      (e) Reflects the elimination of the income statement effects of the assets and liabilities retained by TXU Gas, including TXU Gas retained subsidiaries, which were substantially comprised of its utility asset management services operations.

      (f) Reflects the elimination of certain income statement effects pertaining to the disallowance for ratemaking purposes of certain assets and liabilities in TXU Gas's rate case on May 25, 2004, goodwill impairments and severance charges. The decision in the rate case was available and considered by us as we finalized our offer for the operations of TXU Gas and thus directly related to the TXU Gas acquisition. TXU Gas has estimated that the rate case will prospectively increase its revenue from its utility operations by approximately $11.7 million. However, as the effect on demand of increased rates cannot be precisely determined, no pro forma adjustment to revenues or operating expenses has been recognized in the unaudited pro forma combined income statements other than for the specific items that were disallowed in the rate case. Further, in anticipation of the TXU Gas acquisition, TXU Gas recognized goodwill impairment and severance costs totaling $42 million, before taxes, in the quarter ended June 30, 2004. The impairment charge is a nonrecurring charge directly related to the TXU Gas acquisition and the associated purchase price, and accordingly, these charges have been reversed in the pro forma statement of operations for the nine months ended June 30, 2004. Although we are not assuming the existing employee benefit liabilities or plans of TXU Gas, we have agreed to give the TXU Gas employees credit for years of TXU Gas service for specified purposes under our benefit plans, except for eligibility and benefit accruals for retiree medical benefits. We are discussing with TXU Gas whether it will transfer to us sufficient plan assets to permit us to agree to provide these past service credits for retiree medical benefits. We have not given effect to these retiree medical benefits in this pro forma financial information. With respect to the remaining employee benefit costs, we believe the historical benefit costs recognized by TXU Gas will approximate our benefit costs, and no pro forma adjustment has been recognized for the transition of these employees to the Atmos benefit plans.

      (g) Reflects the anticipated change in depreciation and amortization given the change in basis to property, plant and equipment caused by purchase accounting.

      (h) Adjusts the historical interest expense to reflect the anticipated interest expense related to the bridge financing facility, assuming an effective interest rate of 3.5% (see Note 1 -- Basis of Presentation), and the elimination of TXU Gas's interest expense. A 0.125% change in the interest rate would impact net income for the twelve months ended September 30, 2003 and the nine months ended June 30, 2004 by approximately $1.3 million and $1.0 million.

      (i) Adjusts tax expense to reflect Atmos's effective tax rate and for the effect of the pro forma adjustments.

3. EARNINGS PER SHARE

      The following tables reconcile our historical earnings per share calculation to the unaudited pro forma combined earnings per share calculation (in thousands):

         Nine months ended June 30, 2004:
           Atmos historical net income..................................    $      92,611
           TXU Gas pro forma net income for assets acquired.............           43,747
                                                                            -------------
                Pro forma net income....................................    $     136,358
                                                                            =============
           Atmos historical weighted average shares outstanding.........           51,788
           Shares issued in July 2004 Offering..........................            9,939
                                                                            -------------
                Denominator for pro forma basic earnings per share......           61,727
           Effect of dilutive securities:
              Restricted stock..........................................              258
              Stock options.............................................              120
                                                                            -------------
                Denominator for pro forma diluted earnings per share....           62,105
                                                                            =============
         Twelve months ended September 30, 2003:
           Atmos historical net income..................................    $      79,461
           TXU Gas pro forma net income for assets acquired.............           40,966
                                                                            -------------
                Pro forma net income....................................    $     120,427
                                                                            =============
           Atmos historical weighted average shares outstanding.........           46,319
           Shares issued in July 2004 offering..........................            9,939
                                                                            -------------
                Denominator for pro forma basic earnings per share......           56,258
           Effect of dilutive securities:
              Restricted stock..........................................              109
              Stock options.............................................               68
                                                                            -------------
                Denominator for pro forma diluted earnings per share....           56,435
                                                                            =============

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